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                                  EXHIBIT 10.2


                   AMENDMENT OF THE STOCK OPTION PLAN OF 1994

                   (Approved by Stockholders on May 1, 1996)





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                   AMENDMENT OF THE STOCK OPTION PLAN OF 1994

                   (Approved by Stockholders on May 1, 1996)




     In May 1993, the stockholders approved the Stock Option Plan of 1994 ("1994 Plan"), which was subsequently amended in May 1994 and June 1995. The 1994 Plan currently provides for the granting of non-qualified stock options subject to the terms of the Plan. In an effort to provide greater flexibility in the attracting, retaining and providing incentives for key employees, non-employee directors, and certain non-employee producers of the Company or its subsidiaries, the Compensation Committee and the Board of Directors recommend amending the 1994 Plan to provide for the granting of stock awards in forms other than non-qualified stock options, creating an "omnibus " stock plan, expand the 1994 Plan to include certain producers as participants, and change the name of the 1994 Plan to "the Stock Plan of 1994" to reflect the inclusion of the different forms of awards that could be made under the plan.

     The following forms of stock awards would be permitted under the proposed amendment:

          STOCK OPTIONS - All forms of stock options, including incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time; non-qualified stock options or any other type of options encompassed by the Code.

          STOCK APPRECIATION RIGHTS - Rights to receive a payment from the Company equal to the excess of the fair market value (as defined in the plan) of a share of common stock at the date of exercise over the fair market value at the date of grant.

          RESTRICTED STOCK - Stock issued or transferred under the plan which is subject to restrictions on the vesting, sale or other disposition thereof.

     The plan would also be amended to include certain producers who meet performance sales goals. The criteria for participation and the goals would be approved by the Compensation Committee. At this time it is anticipated that the number of producer participants would probably be in the range of twenty-five to sixty-five for any given year.

     All other provisions of the 1994 Plan, as approved and amended by the stockholders, would remain in effect. The 1994 Plan provides a limit of 3,500,000 on the number of shares available for grants under the plan. As of March 1, 1996, 1,649,800 shares remain available for grant under the plan.

     It is impossible to determine the number or value of the awards which will be distributed if this amendment is approved since the

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identity of participants and the total amount of each award depends on individual future performance and the future performance of the Company and is therefore unpredictable. It is not possible to determine the number or value of awards which would have been distributed if the Plan as amended had been in effect during the year ended December 31, 1995, since the goals have not been established at this time by which producer participants would qualify for awards.









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